Exhibit 23.2

Consent of Haskell & White LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-138844, No. 333-108948, No. 333-112043 and No. 333-122026) of Cortex Pharmaceuticals, Inc. and in the related Prospectus and in the Registration Statements (Form S-8 No. 333-134490, No. 333-102042, No. 333-82477 and No. 333-20777) pertaining to the 2006 and 1996 Stock Incentive Plans and the Mark A. Varney Non-Qualified Stock Option Agreement dated January 30, 2006, the 1989 Incentive Stock Option, Nonqualified Stock Option and Stock Purchase Plan, the 1989 Special Nonqualified Stock Option and Stock Purchase Plan, and the Executive Stock Plan, of Cortex Pharmaceuticals, Inc. of our report dated February 27, 2007, with respect to the financial statements of Cortex Pharmaceuticals, Inc. included in its Annual Report on Form 10-K for year ended December 31, 2006.

/s/ HASKELL & WHITE LLP

Irvine, California

March 12, 2007